Exhibit 14

M&F BANCORP, INC.

CODE OF ETHICS

FOR

PRINCIPAL EXECUTIVE AND SENIOR FINANCIAL PROFESSIONALS

The Board of Directors of M&F Bancorp, Inc. (the “Company”) has adopted the following Code of Ethics, which applies to all Principal Executive and Senior Financial Professionals of the Company and its subsidiaries, to deter wrongdoing, promote ethical conduct and ensure the continuing integrity of financial reporting and transactions. “Principal Executive and Senior Financial Professionals” means the Chief Executive Officer, President, principal financial officer, principal accounting officer, controller and persons performing similar functions of the Company and its subsidiaries. This Code of Ethics is intended to ensure compliance with Section 406 of the Sarbanes-0xley Act of 2002 and implementing SEC regulations.

All Senior and Executive Financial Professionals should sign the acknowledgement form at the end of this Code of Ethics and return the form to the Company’s Compliance Officer indicating that they have received and read, and understand and agree to comply with, the Code of Ethics. The signed acknowledgement form will be located in each individual’s personnel files. Each year, as part of their annual review, all Senior and Executive Financial Professionals will be asked to sign an acknowledgement indicating their continued understanding of the Code.

All Senior and Executive Financial Professionals must:

1.	Engage in and promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

2.	Take all reasonable measures to protect the confidentiality of non-public information about the Company or any subsidiary and the Company’s customers obtained or developed in connection with their activities, and to prevent the unauthorized disclosure of such information unless required by applicable law or regulation or legal or regulatory process;

3.	Produce full, fair, accurate, timely and understandable disclosure, in compliance with applicable accounting standards, in reports and documents that the Company or any subsidiary files with, or submits to, the U.S. Securities and Exchange Commission or any applicable regulatory body and in other public communications made by the Company or any subsidiary;

4.	Act in good faith, responsibly, with due care, competence, prudence and diligence, without misrepresenting material facts or allowing one’s independent judgment or decisions to be subordinated;

5.	Comply with governmental laws, rules and regulations, as well as rules and regulations of self-regulatory organizations applicable to the Company, its subsidiaries, and their respective businesses; and

6.	Promptly bring to the attention of the Audit Committee of the Company any information he or she may have concerning (i) significant or material deficiencies or weaknesses in the design or operation of the Company’s internal control over financial reporting, (ii) any fraud, whether or not material, or any actual or apparent conflict of interest between personal and professional relationships, involving any member of management or other employee who has a significant role in the Company’s financial reporting, disclosures or internal control over financial reporting, or (iii) any other matters which could have a material adverse effect on the Company’s ability to record, process, summarize and report financial data.

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Principal Executive and Senior Financial Professionals shall facilitate the work of the Company’s independent public auditors and shall not, directly or indirectly, take any action to fraudulently influence, coerce, manipulate or mislead the Company’s independent auditors.

Each Principal Executive and Senior Financial Professional is accountable for his or her adherence to this Code of Ethics and the Company’s policies. Any violation of this Code of Ethics may result in disciplinary action, including immediate dismissal.

Any Principal Executive and Senior Financial Professional who believes, in the exercise of reasonable judgment after a review of the facts, that a violation of this Code of Ethics has occurred shall promptly report such violation to the Audit Committee. In the alternative, reports of violations of this Code of Ethics and auditing or accounting related concerns may be made confidentially and anonymously in accordance with the procedures established by the Company’s Audit Committee.

Company policy prohibits retaliation against an employee who reports a violation of this Code of Ethics in good faith. As provided by law, the Company is not permitted to fire, demote, suspend, harass or discriminate against an employee in retaliation for such employee providing information to, or otherwise assisting or participating in, any investigation or proceeding by a regulatory or law enforcement agency, any member of the U.S. Congress or a Congressional committee, or by the Company, relating to what the employee reasonably believes is a violation of the securities laws, an act of fraud or a violation of any wage or discrimination laws. No Company director, officer, employee or representative is permitted to take any such retaliatory action.

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ACKNOWLEDGEMENT OF RECEIPT

OF CODE OF ETHICS

FOR PRINCIPAL EXECUTIVE AND SENIOR FINANCIAL PROFESSIONALS

I have received and read the Company’s Code of Ethics for Principal Executive and Senior Financial Professionals. I understand the standards and policies contained in the Code of Ethics and understand that there may be additional policies and laws applicable to my job. I agree to comply with the Code of Ethics.

If I have questions concerning the meaning or application of the Code of Ethics, any Company policies, or the legal and regulatory requirements applicable to my job, I know that I can consult the Compliance Department, and that my questions or reports to these sources will be maintained in confidence.

Officer Name

Signature

Date

Please sign and return this form to the Company’s Compliance Department.

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